EXHIBIT 5.0



                [JOHN W. MARTIN LAW OFFICE LETTERHEAD]





                            June 15, 2001



Accelacorp 1, Inc.
5777 West Century Boulevard
Suite 1540
Los Angeles, California 90045

Gentlemen:

     At your request, we have examined the Registration Statement on Form SB-2 that you have filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,000,000 Units, each Unit consisting of one share of common stock, no par value, of Accelacorp 1, Inc., a California corporation (the "Common Stock") and one Common Stock purchase warrant (the "Warrant"). We are familiar with the proceedings taken and to be taken by you in connection with the authorization, issuance and sale of the Units.

     Based upon the foregoing, it is our opinion that the Units, as well as the Common Stock and Warrants comprising the Units, upon the issuance or transfer and sale thereof in the manner referred to in said Registration Statement, will constitute legally and validly issued and outstanding securities of Accelacorp 1, Inc., fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and to the use of our name in said Registration Statement and to references to our firm in the prospectus incorporated therein.

                              Very truly yours,

                              LAW OFFICE OF JOHN W. MARTIN


                              By:  /s/ John W. Martin
                                   John W. Martin